Exhibit 99.1

Applied Nanotech Holdings, Inc. (OTCQB: APNT) and Nanofilm, Ltd.

Announce Plan to Merge in a Stock Swap Transaction

Austin, Texas and Valley View, Ohio - October 31, 2013 - Applied Nanotech Holdings, Inc. (OTCQB:APNT), a global leader in nanotechnology research and development, and Nanofilm, Ltd., a private company with a leading market position for specialty optical coatings, cleaners and nano-composite products, jointly announce they have signed a Letter of Intent (“LOI”) to combine through a stock swap transaction.

The new combined company will have expanded capability to deliver innovative nanotechnology-based products. The new company will build on the 25-year success of Nanofilm in developing and commercializing technologies that enhance a variety of consumer and industrial products. APNT and Nanofilm will combine their technologies and commercialization capabilities to create a broad array of next generation products. Based on 2012 pro forma financials, assuming the merger had occurred at the beginning of 2012, the new combined company would have 2012 revenues exceeding $14 million. The new company will have the personnel, development facilities, operating facilities, and customer relations to support its projected rapid revenue growth.

The new company’s Chairman and Chief Executive Officer will be Dr. Scott Rickert, who holds similar positions with Nanofilm. Dr. Rickert commented, “I’ve long had a vision for a growth company using nanotechnologies producing high margin products. I am enthusiastic to have this expanded base to enhance the growth of this new combined company, selling nanotechnology products in the worldwide marketplace.”

Dr. Robert Ronstadt, APNT’s Chairman, noted, “Both APNT and Nanofilm bring valuable resources to this union. APNT has outstanding R&D capabilities while Nanofilm brings strong management, manufacturing, marketing, and sales capabilities. This is an ideal combination for both companies.”

Dr. Zvi Yaniv, President and Chief Operating Officer of APNT commented, “I am excited about the opportunities that await us as I join in the creative efforts of the new innovation team that Dr. Rickert is establishing to develop and commercialize nanotechnology-enhanced products.”

The closing of the proposed merger is conditioned upon APNT and Nanofilm obtaining working capital financing; completion of due diligence; signing of a definitive merger agreement containing customary representations, warranties, and closing conditions; SEC approval of APNT’s proxy statement; approval by the respective boards of directors; approval by the shareholders of APNT; and approval by the members of Nanofilm.

About APNT (OTCQB: APNT)

Applied Nanotech Holdings, Inc. (APNT) is an Austin, Texas-based global leader in nanotechnology research and development and has ongoing research programs and license agreements with product innovators around the world. For information about Applied Nanotech Holdings, Inc., please visit www.appliednanotech.net.

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About Nanofilm, Ltd.

Nanofilm, Ltd. is a Valley View, Ohio private company that develops nano-layer coatings, nano-based cleaners, and nano-composite products. Nanofilm’s primary commercial products center around its unique eyecare glass cleaning and de-fogging products; other products include precision mold release treatments, stay-clean surface treatments for ceramic insulators, and scuff-resistant treatments for commercial dinnerware. For information about Nanofilm, please visit www.nanofilmtechnology.com.

DISCLOSURE NOTICE: The information contained in this release is as of October 31, 2013. APNT and Nanofilm assume no obligation to update forward-looking statements contained in this release as the result of new information or future events or developments.

This release contains forward-looking information that involves substantial risks and uncertainties about the proposed merger of APNT and Nanofilm and their expectations regarding expansion and product development. Such risks and uncertainties include, among other things, the uncertainty regarding the completion of due diligence, completion of working capital financing, entry into a definitive merger agreement, approval by the respective board of directors, shareholders and members of APNT and Nanofilm, and market acceptance of products using their technologies.

A further description of risks and uncertainties regarding APNT’s business can be found in its Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and in its reports on Form 10-Q and Form 8-K.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the merger of APNT and Nanofilm discussed in this press release, APNT will be filing a proxy statement and relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”). SECURITY HOLDERS OF APNT ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the proxy statement and other documents when they become available by contacting our [Investor Relations Department], 3006 Longhorn Boulevard, Suite 107, Austin, Texas 78758 (Telephone: (512) 339-5020). In addition, documents we filed with the SEC are available free of charge at the SEC’s web site at http://www.sec.gov and at our website www.appliednanotech.net under “Investor Information - SEC Filings.”

APNT and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed merger of APNT and Nanofilm. Information regarding our directors and executive officers is available in our Annual Report on Form 10-K for the year ended December 31, 2012, which was filed with the SEC on March 1, 2013, and the proxy statement and other relevant materials to be filed with the SEC in connection with these matters. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

Contact Information:

Lynn Lilly

Director of Communication

Nanofilm, Ltd.

llilly@nanofilmtechnology.com

(216) 447 – 1199 ext. 119

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